Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, July 27, 2011	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

DECLARES QUARTERLY DIVIDEND

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) Board of Directors today declared a quarterly cash dividend on both classes of common stock of $.03 per share.  The dividend will be payable on September 10, 2011 to shareholders of record at the close of business on August 10, 2011.

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Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,600 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 35,000 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.